Exhibit 99.1

CRM Holdings, Ltd. Announces Third-Quarter 2006 Results,
Provides Update on Acquisition

Revenues of $17.3 million, up 44%

Net Income of $3.3 million, up 35%

Regulatory Approval Received for Acquisition of Majestic Insurance

          HAMILTON, Bermuda, Nov. 7 /PRNewswire-FirstCall/ -- CRM Holdings, Ltd. (“CRM” or “the Company”) (Nasdaq: CRMH), a leading provider of fee-based management and other services for workers’ compensation self-insured groups in New York and California, today announced results for the third quarter and nine months ended September 30, 2006.  It also stated that its previously announced acquisition of Embarcadero Insurance Holdings, Inc., and its subsidiary, Majestic Insurance Company, has received approval from the California Department of Insurance authorizing the Company to proceed with the transaction and that the transaction is expected to close within two weeks.

Third Quarter 2006

          Net income for the third quarter of 2006 was $3.3 million, or $0.21 per diluted share, up 35% from net income of $2.5 million, or $0.24 per diluted share, in the third quarter of 2005.  Income and per-share earnings in 2005 were not subject to income taxes because the Company’s US entities were organized as limited liability companies.  In addition, earnings per diluted share in the third quarter of 2006 reflect a 6,000,000-share increase in fully diluted weighted average shares outstanding due to the Company’s Initial Public Offering (“IPO”) on December 27, 2005.

          Total revenues reached a record $17.3 million in the third quarter of 2006, up 44% from $12.0 million in the same quarter of 2005.  Fee-based management services revenues increased 4%, to $10.1 million.  Net reinsurance premiums increased 179%, to $6.3 million, primarily due to the enhanced quota share arrangement entered into by the Company’s subsidiary, Twin Bridges (Bermuda) Ltd. (“Twin Bridges”).  Investment income was $0.9 million, up from $62,007 in the third quarter of 2005.

          Total expenses increased 40%, to $13.4 million, compared to $9.5 million in the third quarter of 2005.  This increase was primarily due to higher levels of business in the Company’s Twin Bridges reinsurance operation, which increased the levels of losses and loss adjustment expenses and policy acquisition costs.

          The combined ratio (total losses and expenses as a percentage of net premiums earned) for the reinsurance segment for the second quarter of 2006 was 67.5%, compared to 74.0% in the same quarter of 2005.

          “Our third quarter showed growth in our fee-based business despite continued softer pricing in California.  We are pleased to have strengthened our competitive presence and market share by increasing group membership by 55% in that state since the end of the third quarter last year while, at the same time, retaining high risk management standards for ourselves and our group members.  The quarter also reflects the 179% growth of our excess reinsurance business as we continued deploying our capital through the expanded quota share arrangement at Twin Bridges.  This dual momentum has carried our net income and margins to solid levels, creating a firm base to move forward over the long term and to weather the soft pricing environment that prevails at the current time in California,” said Daniel G. Hickey, Jr., Co-CEO of CRM.

Nine Months Ended September 30, 2006

          For the nine months ended September 30, 2006, net income was $10.1 million, or $0.62 per diluted share, up 90% from $5.3 million, or $0.52 per diluted share, in the first nine months of 2005.  Earnings per diluted share in the 2006 period reflect a 6,005,303-share increase in fully diluted weighted average shares outstanding due to the Company’s Initial Public Offering (“IPO”) on December 27, 2005.

          Total revenues for the nine months ended September 30, 2006 were $48.4 million, up 53% from $31.6 million in the first nine months of 2005. Fee-based management services revenues increased 13%, to $29.7 million.  Net reinsurance premiums increased 206%, to $16.2 million, primarily due to the previously mentioned amended quota share arrangement.  Investment income was $2.6 million, up from $115,471 in the first nine months of 2005.

          Total expenses increased 42%, to $37.3 million, compared to $26.3 million in the first nine months of 2005.  This increase was primarily due to the previously mentioned increases in loss and loss adjustment expenses and policy acquisition costs.

          The combined ratio for the reinsurance segment for the nine months ending September 30, 2006 was 60.4%, compared to 75.7% in the same period in the corresponding period of the prior year.

Segment Results

Fee-based management services business

          In the third quarter of 2006, revenues in the fee-based management services segment increased 4% to $10.1 million as compared to $9.7 million in the third quarter of 2005.  Growth of revenues in this segment arose from growth in the number of group members in the Company’s self-insured groups in California, which increased by 55%, from the same quarter last year, somewhat offset by continued lower premium rates in that state when compared to the same quarter last year.  Revenues in New York fell 2%, which was due to the combined effects of a 6% increase in group membership offset by reduced reinsurance commissions overall, and a lower fee structure at two of the Company’s managed groups.  Revenues from groups in California were $3.2 million in the third quarter of 2006, up 19% from the third quarter of 2005.  In New York, revenues were $6.8 million in the third quarter of 2006, compared to $7.0 million in the same quarter of 2005.

          Quarterly income before taxes from the fee-based management services segment totaled $1.5 million, down from $1.8 million in the same quarter of 2005, and represented 38% and 74% of total Company income before taxes in the third quarters of 2006 and 2005, respectively.  The decline was mainly due to the aforementioned overall lower reinsurance commissions and lower fee structure in place with two of the Company’s self-insured groups.

          In the first nine months of 2006, revenues in the fee-based management services segment increased 13% to $29.7 million as compared to $26.2 million in the first nine months of 2005.  Revenues from groups in California were $9.2 million in the first nine months of 2006, up 48% from the same nine-month period in 2005.  In New York, revenues increased by 2%, to $20.4 million, in the first nine months of 2006, from $19.9 million in the same period in 2005.

          Income before taxes from the fee-based management services segment for the nine months ended September 30, 2006 was $3.8 million, down 3% from $3.9 million in the same period in 2005, representing 34% and 74% of total Company income before taxes in the first nine months of 2006 and 2005, respectively.

Reinsurance Segment

          In the third quarter of 2006, revenues in the reinsurance segment including investment income increased 204% to $7.0 million, as compared to $2.3 million in the third quarter of 2005.  This was primarily due to Twin Bridges’ amended quota share arrangement, which took effect December 1, 2005, coupled with growth of premiums in self-insured groups.  Net reinsurance premiums including investment income were $18.1 million for the nine-month period compared to $5.4 million in the corresponding period of the prior year.

          Net third-quarter reinsurance premiums before investment income from groups in California totaled $2.7 million, up from $0.9 million in the third quarter of 2005.  Reinsurance revenues from groups in New York were $3.6 million, up from $1.4 million in the third quarter of 2005.

          Third-quarter income before taxes from the reinsurance segment was $2.8 million, or 70% of Company income before taxes, versus $0.6 million, or 26% of Company income before taxes in the third quarter of 2005.

          In the first nine months of 2006, revenues in the reinsurance segment before investment income increased 206% to $16.2 million, as compared to $5.3 million in the first nine months of 2005.  Revenues from groups in California totaled $7.9 million in the first nine months of 2006, up from $1.4 million in the first nine months of 2005.  Reinsurance revenues from groups in New York were $8.3 million, up from $3.9 million in the third quarter of 2005

          For the nine months ended September 30, 2006, income before taxes from the reinsurance segment was $8.4 million, or 75% of Company income before taxes, versus $1.4 million, or 26% of Company income before taxes, in the first nine months of 2005.

          Corporate and other expenses, including general investment income and general corporate activities that do not relate to the two principal business segments are now reported separately.  This segment contributed a loss of $0.3 million to income before taxes for the quarter ended September 30, 2006 and a loss of $1.0 million for the nine months ended September 30, 2006. This segment was not reported separately before the Company’s IPO in December, 2005.

          Martin D. Rakoff, Co-CEO of CRM Holdings, Ltd., said, “The third quarter of 2006 was another test for our business in an environment of strong competition.  Our market share gains in California augur well for us as we prepare for expansion into new markets, with Texas expected to begin writing business by the end of the year.”

Acquisition of Embarcadero Insurance

          As previously announced on September 11, 2006, the Company has entered into a definitive agreement to acquire Embarcadero Insurance Holdings, Inc., for approximately $45 million, subject to customary closing conditions. Embarcadero is the parent company of Majestic Insurance Company (“Majestic”), a writer of workers’ compensation insurance for large and medium-size businesses.  On November 3, 2006, approval was received from the California Department of insurance authorizing the Company to proceed with the transaction.  The acquisition is now expected to close within two weeks.

Outlook for 2006

          In conclusion, Mr. Hickey stated, “Increases in market share and our upcoming acquisition of Majestic demonstrate our ability to deliver on our plans for the year, both operationally and strategically.  We continue to operate in very competitive markets, particularly in California.  Nonetheless, we have been able to grow our premiums under management by 55% and we have added 130 new members, or 55%, to our California group membership over the past year.  At the same time, our New York market remains steady.  We are prospering in these market conditions and will continue to do so with a business model that is appropriate for the short term and thrives in the long term.  In addition, we have positioned ourselves for further growth by expanding into new markets and now, through the impending acquisition of Majestic, by expanding across a larger geographic spectrum of businesses and brokers.  The profitability we are generating from our combined fee-based and reinsurance businesses is providing a solid platform that will position us very well to capitalize on the opportunities afforded by the acquisition of Majestic.”

          For the full year 2006, without giving effect to the Majestic acquisition, the Company provided an update to its previous guidance.  Revenues are now expected to be approximately $65 million.  Premiums under management will be approximately $200 million on an annualized basis by year-end. Diluted earnings per share are expected to be in the range of $0.87 to $0.89, based on a weighted average of 16.3 million shares outstanding.

Conference Call

          The Company will host a conference call at 10:00 a.m. Eastern Time on Tuesday, November 7, 2006, to discuss its financial results for its fiscal year 2006 third quarter and nine months, ended September 30.  Hosting the call will be Daniel G. Hickey, Jr., Chairman and Co-Chief Executive Officer, Martin D. Rakoff, Deputy Chairman and Co-Chief Executive Officer, and James J. Scardino, Chief Financial Officer.  To participate in the event by telephone, please dial 800-289-0572 five to ten minutes prior to the start time (to allow time for registration) and reference the conference passcode 6477641. International callers should dial 913-981-5543.  The conference call will be broadcast live over the internet and can be accessed by all interested parties at CRM’s web site at http://www.CRMHoldingsLtd.bm/events.cfm.  To listen to the call please go to this web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.

          For those unable to participate during the live webcast, an audio replay of the conference call will be archived on CRM’s web site, at http://www.CRMHoldingsLtd.bm/events.cfm, for 90 days.  A digital replay of the call will also be available on Tuesday, November 7 at approximately 1:00 p.m. Eastern time through Tuesday, November 14 at midnight Eastern time.  Dial 888-203-1112 and enter the conference ID 6477641.  International callers should dial 719-457-0820 and enter the same conference ID number.

About CRM Holdings, Ltd.

          CRM is a leading provider of fee-based management and other services for workers’ compensation self-insured groups in New York and California.  CRM has been in the business of forming and managing self-insured groups in New York since 1999 and, in 2003, the business was expanded into California.  CRM provides self-insured groups with a comprehensive range of services, including assistance in the formation of groups, underwriting, risk assessment, safety and loss control services, medical bill review and case management, general management and recordkeeping, regulatory compliance and, in New York, claims management services.  CRM also acts as a broker by placing excess coverage insurance and any required surety bonds for the groups, and reinsures a portion of this excess coverage through its subsidiary, Twin Bridges.  Further information can be found on the CRM website at www.CRMHoldingsLtd.bm.

Forward-Looking Statements

          This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). These statements are based on our current expectations and projections about future events and are identified by terminology such as “may,” “will,” “should,” “expect,” “scheduled,” “plan,” “seek,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,” or “continue” or the negative of those terms or other comparable terminology.

          All forward-looking statements involve risks and uncertainties.  Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations.  There are or may be important factors that could cause actual results to differ materially from the forward-looking statements we make in this document.  Such risks and uncertainties are discussed in the Company’s Form 10-K for the year ended December 31, 2005 and in other documents filed by the Company with the Securities and Exchange Commission.  We believe that these factors include, but are not limited to the following:

*	The cyclical nature of the insurance and reinsurance industry;

*	Premium rates;

*	Investment results;

*	Regulatory changes;

*	The estimation of loss reserves and loss reserve development;

*	The occurrence and effects of wars and acts of terrorism;

*	The effects of competition;

*	The possibility that the outcome of any litigation or arbitration proceeding is unfavorable;

*	Failure to retain key personnel;

*	Economic downturns; and

*	Natural disasters.

          These risks and others could cause actual results to differ materially from those expressed in any forward-looking statements made.  The Company undertakes no obligation to update publicly or revise any forward-looking statements made.

Table 1

CRM Holdings, Ltd.
Consolidated Balance Sheets

	September 30, 2006	December 31, 2005

	(Unaudited)
Assets
Investments:
Fixed-maturity securities, available-for-sale	$73,249,673	$8,185,367
Cash and cash equivalents	9,216,273	67,922,802
Cash and cash equivalents, restricted	—	884,727
Premiums receivable	13,081,659	2,648,455
Accounts receivable	5,080,882	2,057,797
Deferred policy acquisition costs	2,705,844	441,770
Property and equipment, at cost (less accumulated depreciation of $820,665 and $650,663)	1,232,638	971,037
Loans receivable	36,534	412,335
Deferred income taxes	136,200	5,200
Prepaid expenses and other assets	944,422	245,775
Total assets	$105,684,125	$83,906,840
Liabilities and shareholders’ equity
Reserve for losses and loss adjustment expenses	$10,774,255	$6,279,744
Unearned reinsurance premiums	8,968,832	1,493,911
Unearned management fees	810,427	387,974
Unearned commission income	124,987	931,331
Borrowings under credit facilities	44,930	82,512
Fees payable to general agents and brokers	846,907	759,788
Accrued IPO costs	—	2,410,961
Other accrued expenses	4,713,574	2,630,489
Total liabilities	26,283,912	14,976,710
Common Stock
Authorized 50,000,000,000 shares; $.01 par value; 15,457,115 common shares issued and outstanding;	154,571	154,571
790,000 Class B shares issued and outstanding	7,900	7,900
Additional paid-in capital	66,442,974	66,057,076
Retained earnings	12,805,727	2,716,735
Accumulated other comprehensive loss	(10,959)	(6,152)
Total shareholders’ equity	79,400,213	68,930,130
Total liabilities and shareholders’ equity	$105,684,125	$83,906,840

Table 2

CRM Holdings, Ltd.
Consolidated Statements of Income (Unaudited)

	Three months ended Sept. 30,		Nine months ended Sept. 30,

	2006	2005	2006	2005

Revenues
Fee-based management services:
Management fees	$8,451,759	$7,739,934	$24,719,737	$22,124,085
Commission income	1,601,106	1,965,052	4,936,115	4,075,344
	10,052,865	9,704,986	29,655,852	26,199,429
Net reinsurance premiums earned	6,286,906	2,250,091	16,200,610	5,295,237
Investment income	944,391	62,007	2,583,775	115,471
Total revenues	17,284,162	12,017,084	48,440,237	31,610,137
Expenses
Losses and loss adjustment expenses	2,263,284	964,325	4,494,511	2,269,387
Fees paid to general agents and brokers	2,660,087	2,815,803	7,926,679	8,443,514
Policy acquisition costs	1,896,614	665,383	4,869,658	1,565,879
Selling, general and administrative expenses	6,557,575	5,086,609	19,961,690	13,970,318
Interest expense	1,413	13,425	31,591	42,205
Total expenses	13,378,973	9,545,545	37,284,129	26,291,303
Income before taxes	3,905,189	2,471,539	11,156,108	5,318,834
Provision for income taxes (1)	563,326	—	1,067,116	—
Net Income	$3,341,863	$2,471,539	$10,088,992	$5,318,834
Basic and fully diluted earnings per share:	$0.21	$0.24	$0.62	$0.52
Weighted average shares outstanding (2):
Basic	16,247,115	10,247,115	16,247,115	10,247,115
Fully diluted	16,247,115	10,247,115	16,252,418	10,247,115

(1)	Prior to its initial public offering in December 2005, the company was organized as a limited liability company and not subject to income tax on its U.S. entities.

(2)	Weighted average shares for the three and nine months ended September 30, 2005 reflect the additional 8.85 million shares offered in the Company’s initial public offering on December 27, 2005.

Table 3

CRM Holdings Ltd.
Consolidated Statements of Cash Flows (Unaudited)

	Nine months ended September 30,

	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$10,088,992	$5,318,834
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	173,188	160,393
Amortization of unearned compensation, restricted stock	385,898	—
Amortization of discounts on fixed-maturity securities, available-for-sale	(1,520,594)	—
Net realized losses on sale of fixed-maturity securities, available-for-sale	23,455	—
Deferred income tax benefit	(131,000)	—
Changes in:
Cash and cash equivalents, restricted	884,727	2,794,972
Premiums receivable	(10,433,204)	810,225
Accounts receivable	(1,273,085)	(2,587,454)
Deferred policy acquisition costs	(2,264,074)	494,886
Deferred IPO costs	—	(1,334,027)
Prepaid expenses and other assets	(567,072)	(457,911)
Reserve for losses and loss adjustment expenses	4,494,511	2,269,387
Unearned reinsurance premiums	7,474,921	(1,673,525)
Unearned management fees	422,453	466,314
Unearned commission income	(806,344)	(265,181)
Fees payable to general agents and brokers	87,119	206,349
Other accrued expenses	333,085	1,901,948
Net cash provided by operating activities	7,372,976	8,105,210
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of fixed maturity securities available-for-sale	(171,214,497)	(5,533,211)
Proceeds from sales and maturities of fixed-maturity securities, available-for-sale	107,642,523	—
Property and equipment	(434,789)	(218,962)
Loans receivable, net	375,801	18,796
Net cash used in investing activities	(63,630,962)	(5,733,377)
CASH FLOWS FROM FINANCING ACTIVITIES
Decrease in accrued IPO costs	(2,410,961)	—
Net (repayments) borrowings under credit facilities	(37,582)	3,439,098
Distributions paid to LLC Members	—	(6,760,927)
Net cash used in financing activities	(2,448,543)	(3,321,829)
Net decrease in cash	(58,706,529)	(949,996)
Cash and cash equivalents
Beginning	67,922,802	1,584,083
Ending	$9,216,273	$634,087

Table 4

CRM Holdings, Ltd.
Income By Segment

	For the three months ended September 30, 2006

	Fee-Based Management Services	Reinsurance	Corporate and Other	Total

Revenues:
Management fees	$8,451,759	$—	$—	$8,451,759
Commissions	1,601,106	—	—	1,601,106
Net reinsurance premiums	—	6,286,906	—	6,286,906
Investment income	35,424	710,013	198,954	944,391
Total revenues	10,088,289	6,996,919	198,954	17,284,162
Expenses:
Underwriting expenses	—	4,159,898	—	4,159,898
Interest expense	1,413	—	—	1,413
Depreciation and amortization	69,337	—	—	69,337
Operating expenses	8,517,524	85,588	545,213	9,148,325
Total expenses	8,588,274	4,245,486	545,213	13,378,973
Income before taxes	$1,500,015	$2,751,433	$(346,259)	$3,905,189
Total Assets	$8,835,647	$79,871,966	$16,976,512	$105,684,125

	For the three months ended September 30, 2005

	Fee-Based Management Services	Reinsurance	Corporate and Other	Total

Revenues:
Management fees	$7,739,934	$—	$—	$7,739,934
Commissions	1,965,052	—	—	1,965,052
Net reinsurance premiums	—	2,250,091	—	2,250,091
Investment income	11,507	50,500	—	62,007
Total revenues	9,716,493	2,300,591	—	12,017,084
Expenses:
Underwriting expenses	—	1,629,708	—	1,629,708
Interest expense	13,425	—	—	13,425
Depreciation and amortization	58,113	—	—	58,113
Operating expenses	7,809,734	34,565	—	7,844,299
Total expenses	7,881,272	1,664,273	—	9,545,545
Income before taxes	$1,835,221	$636,318	$—	$2,471,539
Total Assets	$5,861,591	$11,765,017	$—	$17,626,608

CRM Income by Segment, continued

	For the nine months ended September 30, 2006

	Fee-Based Management Services	Reinsurance	Corporate and Other	Total

Revenues:
Management fees	$24,719,737	$—	$—	$24,719,737
Commissions	4,936,115	—	—	4,936,115
Net reinsurance premiums	—	16,200,610	—	16,200,610
Investment income	75,776	1,932,225	575,774	2,583,775
Total revenues	29,731,628	18,132,835	575,774	48,440,237
Expenses:
Underwriting expenses	—	9,364,169	—	9,364,169
Interest expense	31,591	—	—	31,591
Depreciation and amortization	173,188	—	—	173,188
Operating expenses	25,720,749	413,517	1,580,915	27,715,181
Total expenses	25,925,528	9,777,686	1,580,915	37,284,129
Income before taxes	$3,806,100	$8,355,149	$(1,005,141)	$11,156,108
Total Assets	$8,835,647	$79,871,966	$16,976,512	$105,684,125

	For the nine months ended September 30, 2005

	Fee-Based Management Services	Reinsurance	Corporate and Other	Total

Revenues:
Management fees	$22,124,085	$—	$—	$22,124,085
Commissions	4,075,344	—	—	4,075,344
Net reinsurance premiums	—	5,295,237	—	5,295,237
Investment income	24,898	90,573	—	115,471
Total revenues	26,224,327	5,385,810	—	31,610,137
Expenses:
Underwriting expenses	—	3,835,266	—	3,835,266
Interest expense	42,205	—	—	42,205
Depreciation and amortization	160,393	—	—	160,393
Operating expenses	22,080,461	172,978	—	22,253,439
Total expenses	22,283,059	4,008,244	—	26,291,303
Income before taxes	$3,941,268	$1,377,566	$—	$5,318,834
Total Assets	$5,861,591	$11,765,017	$—	$17,626,608

Table 5

CRM Holdings, Ltd.
Revenues by Segment

	For the three months ended September 30,		For the nine months ended September 30,

	2006	2005	2006	2005

Revenues from Fee-Based Management Services	$10,052,865	$9,704,986	$29,655,852	$26,129,429
New York	6,832,648	6,992,831	20,443,904	19,922,198
California	3,220,217	2,712,155	9,211,948	6,207,231
Revenues from Reinsurance	6,286,906	2,250,091	16,200,610	5,295,237
New York	3,598,240	1,374,504	8,327,606	3,881,875
California	2,688,666	875,587	7,873,004	1,413,362
Investment Income	944,391	62,007	2,583,775	115,471
Total Revenues	$17,284,162	$12,017,084	$48,440,237	$31,540,137

Table 6

CRM Holdings, Ltd.
Fee-Based Management Services Segment Data

	September 30,

	2006	2005

Number of Groups
New York	8	8
California	6	4
Number of Group Members
New York	2,019	1,907
California	376	243
Aggregate Annualized Premiums (1)
New York	$120,977,448	$111,461,763
California	$72,316,775	$64,040,609

(1)

Aggregate annualized premiums are the annualized total of the actual premiums payable to our groups by their members as in effect at the dates specified.  CRM management monitors the period-to-period changes in these amounts because we believe that it is a meaningful indicator of the change in our expected fee-based management services revenue in the future.  Our management fees are based on a percentage of the premiums our groups charge their members and are recognized as income over the year for which such premiums are fixed.  Increases and decreased in the aggregate amount of these annualized premiums are an indications of the increase or decrease in the amount of management fees we expect to earn in the future as our unearned management fees are recognized as income.

Table 7

CRM Holdings, Ltd.
Reinsurance Segment Data

	For the three months ended September 30,		For the nine months ended September 30,

	2006	2005	2006	2005

Net Reinsurance Premiums	$6,286,906	$2,250,091	$16,200,610	$5,295,237
Loss and Loss Adjustments Expenses	2,263,284	964,325	4,494,511	2,269,387
Underwriting, Acquisition and Insurance Expenses	1,982,202	699,948	5,283,175	1,738,857
Underwriting Profit	$2,041,420	$585,818	$6,422,924	$1,286,993
Loss Ratio (1)	36.0%	42.9%	27.7%	42.9%
Expense Ratio (2)	31.5%	31.1%	32.6%	32.8%
Combined Ratio (3)	67.5%	74.0%	60.4%	75.7%

(1)	The loss ratio is calculated by dividing loss and loss adjustment expense by net reinsurance premiums.
(2)	The expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period by net reinsurance premiums.
(3)	The combined ratio is the sum of the loss ratio and the expense ratio.

CRMH-E

Contact Information:

Mark Collinson, Partner
CCG Investor Relations
10960 Wilshire Blvd, Ste 2050
Los Angeles, CA  90024
(310) 231-8600 ext. 117

SOURCE  CRM Holdings, Ltd.
          -0-                                                  11/07/2006
          /CONTACT:  Mark Collinson, Partner of CCG Investor Relations, +1-310-231-8600, ext. 117, for CRM Holdings, Ltd./
          /Web site:  http://www.crmholdingsLtd.bm /
          (CRMH)